                                                                    EXHIBIT 99.6

LIQUIDITY AND CAPITAL RESOURCES

  PRO FORMA BUSINESS

     We intend to fund our ongoing operations through cash generated by operations, funds available under our new senior secured credit facilities and existing cash and cash equivalents. Our new senior secured credit facilities will be comprised of a $325.0 million senior secured term loan facility and a $150.0 million revolving credit facility, $65.5 million of which will be drawn at the closing of this offering. As part of the Financing Transactions, we are offering $150.0 million of senior subordinated notes. We anticipate that cash generated by operations, the remaining funds available under our new senior secured credit facilities and existing cash and cash equivalents will be sufficient to meet working capital requirements, service our debt and finance capital expenditures over the next twelve months.

     In addition, we may acquire additional inpatient behavioral health care facilities. Management continually assesses our capital needs and will likely seek additional financing, including debt or equity, to fund potential acquisitions or for other corporate purposes. In negotiating such financing, there can be no assurance that we will be able to raise additional capital on terms satisfactory to us. Failure to obtain additional financing on reasonable terms could have a negative effect on our plans to acquire additional inpatient behavioral health care facilities.

     We have performed sensitivity analysis over the near term regarding the interest rate risk described below. Based upon this sensitivity analysis, we are not exposed to material market risk from changes in interest rates. Our $150.0 million senior secured revolving line of credit and our $325.0 million senior secured term loan facility under our new senior secured credit facilities have a variable interest rate based upon LIBOR plus an applicable margin. Based upon $400.0 million of variable debt outstanding for the period, a hypothetical 10% adverse change in interest rates would decrease our net income and cash flows by $1.1 million for the twelve months ended March 31, 2005.